Exhibit 10.10

March 20, 2015

David Kirn, MD

Dear David:

Position. We are pleased to confirm the terms of the offer to you to join 4D Molecular Therapeutics, Inc. (the “Company”) as an employee, in the position of Chief Executive Officer and President. In this role, you will be reporting to the Board of Directors of the Company. You will have the customary duties and responsibilities of the position and such other reasonable duties and responsibilities as shall be assigned to you from time to time. You agree to devote at least 90% of your full business time and best efforts to the performance of your duties to the Company. You may commit up to 10% of your remaining standard business hours time towards non-competitive external consulting and teaching efforts, including but not limited to academic and charitable activities, and consulting and/or board positions with respect to the business of an oncolytic vaccinia cancer company and an oncolytic HSV cancer company. In performing the duties of your role, you agree to be on-site at the Company’s office at least three days a week on average, with the ability to work off-site the remainder of your scheduled work time.

Compensation/Benefits. Your effective start date was March 20, 2015. Your annual base compensation will be $375,000 per year, less applicable withholdings and deductions. You will be paid according to this annual base compensation starting on August 1, 2015. Prior to Aug 1, 2015 you agree to be paid a reduced monthly rate of $20,833. In addition, after the Company has raised at least $17 million dollars (USD) in total, you will be eligible to receive a performance bonus equal to up to 40% of your annual base compensation, as determined by the Board of Directors. You are also eligible to receive employee benefits (medical, dental and personal time off) according to the terms of the applicable Company policy or benefit plan, as in effect or amended from time to time. Wages are paid semi-monthly in accordance with the Company’s normal payroll procedures. Your salary, bonus and equity incentive compensation will be reviewed in connection with an initial public offering and at least annually by the Board of Directors, in each case on the same basis as other senior executives in the Company.

Severance. In the event of (a) termination without Cause and conditioned upon your exercise of a general release in customary form acceptable to the Company (a “Release”) within 60 days of any such termination or (b) resignation for Good Reason and conditioned upon your exercise of a Release within 60 days of such resignation, you will be entitled to receive a severance payment, to be paid in lump sum, of twelve months’ base compensation and a pro rata portion of any determinable cash bonus compensation plan then in effect, subject to required withholdings and deductions. For the period of twelve (12) months following the date of termination of your employment with the Company, you, and where applicable, your spouse and eligible dependents, will continue to be eligible to receive medical coverage under the Company’s medical plans subject to and in accordance with the terms of the applicable plan documents; provided, that in order to receive such continued coverage at such rates, you will be required to pay the applicable premiums to the plan provider, and the Company will reimburse you, within sixty (60) days following the date such monthly premium payment is due, an amount equal to the monthly COBRA premium payment, less applicable tax withholdings. Notwithstanding the foregoing, if you obtain employment during this twelve (12) month period that entitles you and your spouse and eligible dependents to comprehensive medical coverage, you must notify the Company, and no further reimbursements will be paid by the Company to you pursuant to this paragraph. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA benefits without potentially violating applicable law, the Company shall in lieu thereof provide to you a taxable lump-sum payment in an amount equal to the monthly (or then remaining) COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of termination of your employment with the Company (which amount shall be based on the premium for the first month of COBRA coverage). “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

A.

a “Change of Control” shall mean (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iii) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets. Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).

B.

“Cause” shall mean: (i) your material failure to perform your principal assigned duties or responsibilities as a Service Provider (as defined in the Company’s 2015 Equity Incentive Plan) (other than a failure resulting from your Disability (as defined in Section 22(e)(3) of the Code); provided, that, the failure of you to achieve certain results, such as the Company’s business plan, in and of itself, would not constitute “Cause”; (ii) your engaging in any act of dishonesty, fraud or material misrepresentation; (iii) your violation of any federal or state law or regulation applicable to the business of the Company or its affiliates which results in or could reasonably be expected to result in harm or creates material risk to the Company, as determined by the Board of Directors; (iv) your breach of any confidentiality agreement or invention assignment agreement, or any other material contract between you and the Company (or any affiliate of the Company) or violation of any of the written policies of the Company (or any affiliate of the Company); or (v) your being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude. The Company shall not terminate you for Cause pursuant to clause “(i)” above) without first providing you with written notice of the acts or omissions constituting the grounds for such termination and if in the reasonable judgment of the Company such failure may be cured within thirty days, expiration of a reasonable cure period not to exceed 30 days following the date of such notice.

C.

“Good Reason” resignation shall mean your voluntary termination of your employment following the occurrence of one or more of the following, without your express written consent and the failure of the Company to cure such Good Reason, all pursuant to this paragraph:

(a)	the Company’s offices move more than 50 miles away from their current location;

(b)	Removal from the Company’s Board of Directors;

(c)

any material and adverse change including any material diminution in your title, duties, authority or responsibilities, but excluding changes in your title, duties, authority, responsibilities, and reporting relationships in the event of a Change of Control; provided your remaining duties and responsibilities are consistent with industry norms for the title of Chief Executive Officers of companies, subsidiaries or divisions of similar size and circumstances;

(d)	the assignment to you of duties materially inconsistent with your position with the Company;

(e)	a reduction in your base salary or annual bonus target opportunities other than pursuant to a reduction in compensation that applies to all executive officers; or

(f)	any material breach by the Company of this Agreement.

The Board of Directors will be given not less than 30 days’ written notice by you (within 20 days of the occurrence of the event constituting Good Reason) of your intention to terminate your employment for Good Reason, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Good Reason is based and proposed actions to provide a sufficient cure of such act or acts, or failure or failures to act, and such termination shall be effective at the expiration of such notice period only if the Company has not materially cured such act or acts or failure or failures to act that give rise to Good Reason during such period. Notwithstanding the foregoing, the Company in its sole election may waive any cure periods and your termination will be effective on such earlier date determined by the Board of Directors.

No Conflicts. By signing below, you agree that there is no lawful reason to prevent you from accepting a position with the Company. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed by the Company. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position with the Company, and you represent that such is the case.

Company Policies. As a Company employee, you will be expected to abide by the Company’s rules and policies which may change from time to time in accordance with applicable laws.

Confidential Information/Nondisclosure/Nonsolicitation of Employees. As a condition of your employment with the Company, you will be required to sign the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed (the “Confidentiality Agreement”).

At-Will Employment. Your employment is at will, which means that either you or the Company can terminate your employment with the Company at any time with or without notice and with or without cause. Nothing in this letter or the Confidentiality Agreement (as defined below) shall be construed to alter the at-will nature of your employment relationship with the Company.

Conditions to Employment. For purposes of federal immigration law, you are required, as a condition of employment, to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire or our employment relationship with you may be terminated.

No Duty to Mitigate. You are under no contractual or legal obligation to mitigate your damages in order to receive the severance benefits provided hereunder.

Governing Law. This agreement shall be governed by the laws of the State of California.

No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. An express written waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

Severability. Should any provision contained in this letter be held as invalid, illegal or unenforceable, such holding shall not affect the validity of the remainder of this letter, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth herein.

Entire Agreement. This letter, along with the Confidentiality Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. In the event of any conflicts, ambiguities, or differences between the terms of this agreement any other agreement, the terms and conditions of this Agreement shall control. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by you and the Company’s co-Chairperson of the Board.

* * * *

Sincerely,

/s/ David Schaffer
David Schaffer
Title: Co-Chairperson of the Board

Agreed to and accepted:

Signature:	/s/ David Kirn
David Kirn

Date:	March 20, 2015

Signature Page to Offer Letter